BioFuel Energy Corp.

1801 Broadway, Suite 1060

Denver, Colorado 80202

June 19, 2007

Ladies and Gentlemen:

I am the General Counsel of BioFuel Energy Corp., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 3,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), pursuant to a registration statement on Form S-8 (the “Registration Statement”) to which this opinion is being filed as an exhibit. All of such shares (the “Shares”) are reserved for issuance pursuant to the BioFuel Energy Corp. 2007 Equity Incentive Compensation Plan (the “2007 Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In that connection, I have examined (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Bylaws of the Company, as amended and restated; (c) the 2007 Plan; (d) the Registration Statement and (e) such other documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that, when issued and delivered against payment therefor in accordance with the terms of the 2007 Plan, the Shares will be validly issued, fully paid and nonassessable.

I am a member of the bar of the State of Colorado, and I express no opinion concerning any laws other than the laws of the State of Colorado, the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” and in Item 5, Interests of Named Experts and Counsel, in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations promulgated thereunder.

Very truly yours,
/s/ Michael N. Stefanoudakis
Michael N. Stefanoudakis Vice President and General Counsel